Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contacts:
Phoenix (Media) Alice S. Ericson 860-403-5946 alice.ericson@phoenixwm.com (Investors) Naomi Baline Kleinman 860-403-7100 pnx.ir@phoenixwm.com	Nassau (Media) Sard Verbinnen & Co Denise DesChenes / Jenny Gore 212-687-8080 / 312-895-4700

Nassau Reinsurance Group Holdings, L.P. Receives Regulatory Approvals Required for the Acquisition of The Phoenix Companies, Inc.

Hartford, Conn., June 14, 2016 – The Phoenix Companies, Inc. (NYSE:PNX) (“Phoenix” or the “company”) and Nassau Reinsurance Group Holdings, L.P. (“Nassau Re”) today announced that Nassau has received regulatory approval from the New York State Department of Financial Services to acquire Phoenix pursuant to the agreement and plan of merger entered into on September 28, 2015 (the “merger agreement”). Together with the regulatory approval previously received from the Connecticut Insurance Department, Nassau Re now has the required regulatory approvals to close the merger.

Subject to the satisfaction of customary closing conditions, Phoenix and Nassau Re intend to close the transaction on or about June 20, 2016.

Pursuant to the merger agreement, Nassau will acquire Phoenix for $37.50 per share in cash, or an aggregate equity purchase price of $217.2 million. Upon closing, Phoenix will become a privately held, wholly owned subsidiary of Nassau and its common stock will be delisted from the New York Stock Exchange. As previously announced, Phoenix stockholders approved the transaction on December 17, 2015.

Today, Phoenix also announced its intention to delist its 7.45% Quarterly Interest Bonds due 2032 (CUSIP 71902E208) (NYSE:PFX). The bonds will begin trading in the over the counter (“OTC”) market on June 27, 2016.

The Phoenix Companies, Inc. … 2

About Phoenix

The Phoenix Companies, Inc. (NYSE:PNX) helps financial professionals provide solutions, including income strategies and insurance protection, to families and individuals planning for or living in retirement. Founded as a life insurance company in 1851, Phoenix offers products and services designed to meet financial needs in the middle income and mass affluent markets. Phoenix is headquartered in Hartford, Connecticut, and has two insurance company operating subsidiaries: Phoenix Life Insurance Company, which has its statutory home office in East Greenbush, New York, and PHL Variable Insurance Company, which has its statutory home office in Hartford, Connecticut. For more information, visit www.phoenixwm.com.

About Nassau Re

Nassau Reinsurance Group Holding, L.P. was founded in 2015 with an equity seed capital commitment of $750 million provided by Golden Gate Capital, a private investment firm with over $15 billion of committed capital. Nassau Re’s mission is to build a franchise across the insurance value chain. With extensive experience as owner-operators of numerous insurance and financial services businesses, we believe we have a competitive advantage in building a unique platform over the long term. For more information, visit www.nsre.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Phoenix concerning the proposed transaction involving Phoenix and Nassau and other future events and their potential effects on Phoenix. Such statements are based upon the current beliefs and expectations of Phoenix’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the transaction, many of which are beyond Phoenix’s control.

###